Exhibit 10.14

May 30, 2004

Steven L. Barnett

7 Sylvan Way

Parsippany, NJ 07054

Dear Steve,

This letter will confirm our understanding regarding severance. Per Jackson Hewitt Tax Service, Inc.’s (the “Company”) standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. As you know, employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause. If however, you are terminated without cause during your first year of employment with the Company, you will receive severance equal to one times your then base salary and target bonus incentive, subject to you executing a release of claims in the form determined by the Company. If however, you are terminated without cause by the Company after your first year of employment with the Company, you will receive severance equal to one times your then base salary, subject to you executing a release of claims in the form determined by the Company. Notwithstanding the foregoing, at any time during your employment, in the event you are terminated without cause by the Company, within twelve months following a change in control of the Company, you will receive severance equal to two times your then base salary, subject to you executing a release of claims in the form determined by the Company. This letter shall be effective as of and contingent upon the consummation of the Company’s initial public offering.

Sincerely,

/s/    Mike Lister